Exhibit 23.1

January 8, 2007

Board of Directors

Premier Indemnity Holding Company

3001 N. Rocky Point Drive, Suite 200

Tampa, Florida 33607

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment Number 1 to the Registration Statement on Form SB-2/A of Premier Indemnity Holding Company of our report dated, February 15, 2006 on the financial statements of Premier Indemnity Holding Company for the period April 1, 2005 (inception) to December 31, 2005, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

Sincerely,

/s/ HAMILTON MISFELDT & COMPANY, P.C.

HAMILTON MISFELDT & COMPANY, P.C.